Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Gastar Exploration Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this registration statement on Form S-3 of:

(i)	our report dated May 10, 2013, relating to the audit of the Statement of Revenues and Direct Operating Expenses of the Chesapeake Acquisition Properties for the year ended December 31, 2012, which appears in the Current Report on Form 8-K/A of Gastar Exploration Ltd. and Gastar Exploration USA, Inc., filed on June 27, 2013 and the Form 8-K/A filed on October 25, 2013;

(ii)	our report dated October 28, 2013, relating to the audit of the Statement of Revenues and Direct Operating Expenses of the WEHLU Acquisition Properties for the year ended December 31, 2012 and 2011, which appears in the Current Report on Form 8-K of Gastar Exploration Ltd. and Gastar Exploration USA, Inc. filed on October 28, 2013;

(iii)	our reports dated March 11, 2013, relating to the consolidated financial statements of Gastar Exploration Ltd., and the effectiveness of Gastar Exploration Ltd.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K, as amended, filed by Gastar Exploration Ltd. and Gastar Exploration USA, Inc. for the year ended December 31, 2012; and

(iv)	our report dated March 11, 2013, relating to the consolidated financial statements of Gastar Exploration USA, Inc., appearing in the Annual Report on Form 10-K, as amended, filed by Gastar Exploration Ltd. and Gastar Exploration USA, Inc. for the year ended December 31, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
BDO USA, LLP

Dallas, TX

February 7, 2014